Exhibit 10.1

KIMBALL INTERNATIONAL, INC.
FISCAL YEAR 2017 ANNUAL PERFORMANCE SHARE AWARD AGREEMENT

This Annual Performance Share Award Agreement (the “APSA”) dated                        , is granted by Kimball International, Inc. ("Company”), an Indiana corporation, to                              (“Employee”) pursuant to the terms of the Company’s Amended and Restated 2003 Stock Option and Incentive Plan (“Plan”).
WHEREAS the Compensation & Governance Committee of the Company (“Committee”) believes it to be in the best interests of the Company and its shareowners for its employees to obtain or increase their shareowner interests in the Company in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of employees with the Company shareowners; and
WHEREAS the Employee is employed by the Company or one of its subsidiaries;
Now therefore, in consideration of these premises and of services to be performed by the Employee, the Company hereby makes this APSA to the Employee on the following terms and conditions hereafter expressed and subject to the terms of the Plan.
AWARD
The Company hereby grants to the Employee           target shares of Common Stock (“Target Shares”).
CALCULATION OF SHARES ISSUED
The actual number of shares issued shall be determined based on consolidated “Return on Capital,” as defined below for the fiscal year ended June 30, 2017, and based on the following:

Return on Capital	Actual Shares to be Issued in FY 2017
34.1%	200% of Target shares
24.7%	100% of Target shares
15.5%	50% of Target shares
<15.5%	0
For any Return on Capital between 15.5% and 24.7% or between 24.7% and 34.1%, the payout percentage of the Target Shares shall be interpolated.
In computing the shares issued, the shares will be rounded down to a full share excluding any fractional shares. The resulting shares will be awarded within 2 ½ months after the end of the Company’s fiscal year.
For purposes herein, “Return on Capital” shall mean Adjusted Net Income divided by the result of Total Assets (excluding Cash and Investments) less Total Liabilities (excluding Debt) for the Company. Adjusted Net Income is defined as net income adjusted for non-operating items including completion of Post Falls restructuring, gain from the sale of shovel ready properties, the impact of any non-operating event causing destruction of or damage to Company property, the effects of acquisitions, both capital and earnings/loss, closed during the term of this Agreement, and fines/penalties that may result from the GSA matter will be included up to a maximum of $4 million.
FORFEITURE OF AWARD
To receive awarded shares under the terms of this APSA, the Employee must be a full time and eligible employee of the Company at the time shares are issued, except for:

▪	Death.

▪	Permanent Disability.

▪	Retirement after attaining the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the U.S.).

If during the period of July 1,           , through June 30,          , an Employee’s employment is terminated because of Death, Permanent Disability, or Retirement, or ineligibility is determined, the Employee’s shares are determined by multiplying the APSA shares computed for the fiscal year ending June 30,           , by a fraction determined by:

▪
Numerator = number of months in the current fiscal year that the Employee was a full time and eligible employee, including the month in which the termination of employment or eligibility ends, which shall be considered a full month.

▪	Denominator = 12 months.

In such cases, the Employee’s (or beneficiary, in the event of Employee’s death) shares will be awarded within 2 ½ months after the end of the Company’s fiscal year.
TAXES
The taxable value of the shares awarded will be the number of shares received multiplied by the share price (determined under the applicable tax regulations) as of the date of the issuance.
Taxes due will be satisfied by having shares withheld equal in value to the minimum amount of federal, state and local taxes required by the taxing authorities.
The value of the shares withheld will be determined by using the appropriate method under applicable tax regulations.
RESTRICTIONS ON AWARDED SHARES
There will be no restrictions on the shares of Common Stock awarded under the APSA.
CLAWBACK
In the event that an Employee has received an award under this Plan and within twelve (12) months after a date of distribution of said award to the Employee, (a) the Company identifies facts that result in or, in the event of distribution as a result of Retirement or Disability, would have resulted in a termination for Cause or (b) the Employee breaches their Employment Agreement, then, in addition to the forfeiture of rights to any undistributed awards, the Employee agrees to repay the value of such distribution made under this Agreement within thirty (30) days of the date of written demand by the Company.
After the Committee approves the final calculation of shares to be awarded, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to and, in appropriate cases, will, seek recovery of all or any portion of the share distribution if (i) the amount of the share distribution was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Employee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the share distribution that would have been awarded to the Employee had the financial results been properly reported would have been lower than the actual share distribution. This subsection is not intended to limit the Company’s power to take such other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
Awards and any compensation or benefits associated therewith shall also be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant. Any agreement evidencing an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
NON-TRANSFERABILITY – DEATH
This APSA is not transferable by the Employee otherwise than by will or the laws of descent and distribution.

SHARE CHANGES
If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares subject to the APSA hereunder shall be changed in proportion to the change in issued shares. If, during the term of this APSA, the Common Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities, or evidences of indebtedness of another corporation, other property, or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Employee shall thereafter be entitled to receive, upon expiration of the APSA, the cash, securities, evidences of indebtedness, other property, or any combination thereof, the Employee would have been entitled to receive for Common Stock acquired through this APSA immediately prior to the effective date of such transaction. If appropriate, the number of shares of this APSA following such reorganization, sale, merger, consolidation, or other similar transaction, may be adjusted in each case in such equitable manner as the Committee may select.
AMENDMENT
In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the APSA to the Employee. The Committee may amend this Agreement in other respects, without the Participant's consent, if the amendment will not have an adverse effect on the Participant's rights under this Agreement as in effect immediately before the amendment.
PLAN CONTROLLING
The APSA is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Employee and his or her legal representatives.
QUALIFICATION OF RIGHTS
Neither this Agreement nor the existence of the APSA shall be construed as giving the Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the APSA until the certificates for the Common Stock have been issued and delivered to the Employee.
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any action or proceeding seeking to enforce the terms of this Agreement or based on any right arising out of this Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana located in Evansville, Indiana. The parties hereto consent to the jurisdiction and venue of said courts.

SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties, subject to the other provisions hereof.
WAIVER
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

TITLES
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.
COUNTERPARTS/ COPIES
This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy, scanned copy or facsimile), is considered an original.
IN WITNESS WHEREOF, the Company and the Employee have agreed to the terms and conditions of this Agreement all as of the day and date first above written.

	"Company"		"Employee"
By:
Printed:		Printed:
Title:
Kimball International, Inc.